STOCK PURCHASE AGREEMENT

between

AIR INDUSTRIES GROUP

and

CPI AEROSTRUCTURES, INC.

Dated as of March 21, 2018

i

ii

EXHIBITS

Exhibit A – Escrow Agreement

Exhibit B – Sublease

Exhibit C – Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 21, 2018, is entered into between AIR INDUSTRIES GROUP, a Nevada corporation (“Seller”) and CPI AEROSTRUCTURES, INC., a New York corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, no par value (the “Shares”), of Welding Metallurgy, Inc., a New York corporation (the “Company”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquired Companies” has the meaning set forth in Section 3.02.

“Acquired Company” has the meaning set forth in Section 3.02.

“Acquired Company Intellectual Property” means all Intellectual Property that is owned by an Acquired Company.

“Acquired Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which an Acquired Company is a party, beneficiary or otherwise bound.

“Acquired Company IP Registrations” means all Acquired Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Acquired Company Systems” has the meaning set forth in Section 3.11(e).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 6.05(d)(ii).

“Ancillary Documents” means the Escrow Agreement, the Sublease and the Transition Services Agreement.

“Balance Sheet” means the balance sheet of the Acquired Companies as of December 31, 2017 included in the Unaudited Financial Statements.

“Balance Sheet Date” means December 31, 2017.

“Basket Amount” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means CohnReznick LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Financial Statements” has the meaning set forth in Section 5.09.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of each of the Acquired Companies certifying on behalf of the Acquired Companies an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of each of the Acquired Companies, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Closing Working Capital” means on a consolidated basis: (a) the Current Assets of the Acquired Companies, less (b) the Current Liabilities of the Acquired Companies, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Contingent Payment” has the meaning set forth in Section 2.02(a).

“Contingent Payments” has the meaning set forth in Section 2.02(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable (less an allowance for doubtful accounts as defined by GAAP for old, uncollected accounts), inventory and prepaid expenses (defined as amounts paid by an Acquired Company for goods or services to be delivered, or performed, on or after the Closing Date), in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Closing Financial Statements as if such accounts were being prepared and as of a fiscal year end.

“Current Liabilities” means accounts payable (defined as goods and/or services, receipt or performance of which occurs prior to Closing Date, for which an Acquired Company has received an invoice prior to the Closing Date), accrued expenses (defined as goods or services, receipt or performance of which occurred prior to the Closing Date, for which an Acquired Company has not received an invoice but is determinable and evidenced by independent shipping documentation or performance report) and customer deposits (defined as cash received by an Acquired Company prior to the Closing Date, for which delivery of product will occur on or after the Closing Date), in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Closing Financial Statements as if such accounts were being prepared and as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, except for such non-monetary items as individually or in the aggregate do not prevent any real property from being used for the purposes intended.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of an Acquired Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with an Acquired Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contract” has the meaning set forth in Section 3.08(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to each Acquired Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by an Acquired Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means $1,500,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(B).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Initial Purchase Price” has the meaning set forth in Section 2.02.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

“Inventory Adjustment Amount” has the meaning set forth in Section 5.10.

“Inventory Analysis” has the meaning set forth in Section 5.10.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller or an Acquired Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of an Acquired Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on an Acquired Company compared to other participants in the industries in which an Acquired Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.19(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) any Encumbrance for Taxes which are not yet due, (b) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory or inchoate Encumbrance incidental to the ordinary conduct of business which involves an obligation that is not yet due, (c) any Encumbrance set forth in any of the financial statements of the Acquired Companies delivered to Buyer in connection with the transactions contemplated hereby, (d) those items set forth in the Disclosure Schedules, including without limitation, Section 3.09(a) of the Disclosure Schedules or (e) minor encroachments and defects in title which, in the aggregate, would not have a material impact on the value or intended use of any of the Acquired Companies’ properties.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning on the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on the Closing Date.

“Post-Closing Taxes” means Taxes of an Acquired Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on the day immediately prior to the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the day immediately prior to the Closing Date.

“Pre-Closing Taxes” means Taxes of an Acquired Company for any Pre-Closing Tax Period.

“Pricing Adjustment” has the meaning set forth in Section 5.10.

“Purchase Price Adjustment Escrow Amount” means $500,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(A).

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Real Property” means the real property owned, leased or subleased by an Acquired Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the business of designing, manufacturing, marketing, selling, servicing, supporting, repairing, overhauling and/or maintaining (a) build to print electronic assemblies or (b) fusion or spot welded assemblies.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

“Seller’s Fees” has the meaning set forth in Section 5.09.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Acquired Companies), Section 3.03 (Capitalization), Section 3.09(a) (Title to Assets; Real Property), Section 3.11 (Intellectual Property) and Section 3.24 (Brokers).

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 3.19(c).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Sublease” means the Sublease to be entered into by the Company and Seller, substantially in the form of Exhibit B.

“Subsidiary” means Compac Development Corp., a New York corporation.

“Subsidiary Shares” has the meaning set forth in Section 3.03(d).

“Target Working Capital” means an amount equal to $9,500,000 less the Inventory Adjustment Amount, if any.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Total Escrow Amount” is the sum of the Indemnification Escrow Amount and the Purchase Price Escrow Amount.

“Total Purchase Price” has the meaning set forth in Section 2.02.

“Total Purchase Price Allocation Schedule” has the meaning set forth in Section 6.05(d).

“Transition Services Agreement” means the Transition Services Agreement to be entered into by Buyer and Seller at the Closing, substantially in the form of Exhibit C.

“Transaction Expenses” means all fees and expenses incurred by an Acquired Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Unaudited Financial Statements” has the meaning set forth in Section 3.05.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Schedule” has the meaning set forth in Section 2.04(a)(ii)

ARTICLE II

PURCHASE AND SALE

Section 2.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, except those imposed by applicable securities laws, for the consideration specified in Section 2.02.

Section 2.02       Total Purchase Price. The aggregate purchase price for the Shares (the “Total Purchase Price”) shall be $9,000,000 (the “Initial Purchase Price”), subject to adjustment pursuant to Section 2.04 hereof, plus the Contingent Payments, if any. If a Section 338(h)(10) Election is made, the parties agree to allocate the Total Purchase Price for tax purposes as provided in Section 6.05(d).

(a)               Contingent Payments. Amounts due and owing by Buyer to Seller pursuant to this Section 2.02(a), if any, shall be the “Contingent Payments” and individually a “Contingent Payment.” The Contingent Payments shall be calculated as follows:

(i)                $500,000 if the agreement described in item (a)(i) of Section 2.02 of the Disclosure Schedule is signed by the Company and the identified counterparty (on the terms set forth on such schedule) on or before May 31, 2018;

(ii)              $500,000 if the agreement described in item (a)(ii) of Section 2.02 of the Disclosure Schedule is signed by the Company and the identified counterparty (on the terms set forth on such schedule) on or before July 31, 2018;

(iii)            if the agreement described in item (a)(i) of Section 2.02 of the Disclosure Schedule is signed by the Company and the identified counterparty (on the terms set forth on such schedule) after May 31, 2018, an amount equal to $500,000 reduced by $100,000 on the first day of each month (commencing June 1, 2018), on a cumulative basis, while such agreement is unsigned;

(iv)            if the agreement described in item (a)(ii) of Section 2.02 of the Disclosure Schedule is signed by the Company and the identified counterparty (on the terms set forth on such schedule) after July 31, 2018, an amount equal to $500,000 reduced by $100,000 on the first day of each month (commencing August 1, 2018), on a cumulative basis, while such agreement is unsigned.

By means of example, if the agreement described on item (a)(i) of Section 2.02 of the Disclosure Schedule is signed by the Company and the identified counterparty (on the terms set forth on such schedule) on July 15, 2018, the respective Contingent Payment will be $300,000 ($500,000 -$200,000).

Any Contingent Payment payable pursuant to this Section 2.02(a) will be paid by Buyer to Seller (i) at Closing (as part of the Closing Date Payment) if the signing of the respective agreement occurs prior to the Closing Date or (ii) within five Business Days following the signing of the respective agreement if such signing occurs on or after the Closing Date, by wire transfer of immediately available funds, to an account or accounts designated in a written notice to Buyer by Seller.

Section 2.03       Transactions to be Effected at the Closing.

(a)               At the Closing, Buyer shall:

(i)                deliver to Seller:

(A)	the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than five Business Days prior to the Closing Date; and

(B)	the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)              pay, on behalf of the Acquired Companies or Seller, the following amounts:

(A)	Indebtedness of the Acquired Companies to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate;

(B)	any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate; and

(C)	Seller’s Fees.

(iii)            deliver to the Escrow Agent:

(A)	the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon, if any, and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 2.04(d);

(B)	the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VIII and the obligations of Seller in Section 2.04(d) and Section 6.09 and;

(C)	the Escrow Agreement.

(b)               At the Closing, Seller shall:

(i)                deliver to Buyer:

(A)	stock certificates evidencing the Shares, free and clear of all Encumbrances, other than those imposed by applicable securities laws, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(B)	the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller or the Company at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(ii)              deliver to the Escrow Agreement to the Escrow Agent.

Section 2.04       Initial Purchase Price Adjustment.

(a)               Closing Adjustment.

(i)                At the Closing, the Initial Purchase Price shall be adjusted in the following manner:

(A)	either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)	a decrease by the outstanding Indebtedness of the Acquired Companies as of the open of business on the Closing Date; and

(C)	a decrease by the amount of unpaid Transaction Expenses of the Acquired Companies as of the open of business on the Closing Date.

The net amount after giving effect to the adjustments listed above plus any Contingent Payment payable at Closing, less the Total Escrow Amount and less the Seller’s Fees shall be the “Closing Date Payment.”

(ii)              At least three Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) prepared in accordance with Section 2.04(a)(ii) of the Disclosure Schedule (the “Working Capital Schedule”), which statement shall contain an estimated balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein, except as specifically contemplated hereby), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP to apply the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Closing Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(b)               Post-Closing Adjustment.

(i)                Within 90 calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital prepared in accordance with the Working Capital Schedule, which statement shall contain an unaudited consolidated balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein, except as specifically contemplated hereby) (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP to apply the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Closing Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)              The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment amount is a positive number, such amount will be paid by Buyer to Seller and if the Post-Closing Adjustment Amount is a negative number, the absolute value of such amount will be paid by Seller to Buyer, in each case in accordance with Section 2.04(d).

(c)               Examination and Review.

(i)                Examination. After receipt of the Closing Working Capital Statement, Seller shall have 30 calendar days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Acquired Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Acquired Companies.

(ii)              Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller, unless such failure results from Buyer’s failure to provide reasonable cooperation to Seller in its review of the information underlying the Closing Working Capital Statement. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 calendar days after the delivery of the Statement of Objections (the “Resolution Period”) and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been agreed in writing by Buyer and Seller, shall be final and binding and the Working Capital Statement shall be deemed accepted as of the date of such resolution.

(iii)            Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” with any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to EisnerAmper LLP or, if EisnerAmper LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)            Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)            Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 calendar days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)               Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.04(c)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Purchase Price Escrow Fund and to the extent the amount of the Purchase Price Adjustment exceeds the amount available to Buyer in the Purchase Price Adjustment Escrow Fund, from the Indemnification Escrow Fund.

(e)               Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Total Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Graubard Miller, 405 Lexington Avenue 11th Floor, New York, New York 10174, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06       Withholding Tax. Buyer and the Acquired Companies shall be entitled to deduct and withhold from the Total Purchase Price all Taxes that Buyer and the Acquired Companies may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01       Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When an Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), the Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02       Organization, Authority and Qualification of the Acquired Companies. Each of the Company and the Subsidiary (together, the “Acquired Companies” and individually an “Acquired Company”) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Acquired Company has full corporate power and authority to enter into the Ancillary Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which each of the Acquired Companies is licensed or qualified to do business, and each of the Acquired Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Complete and correct copies of the Certificate of Incorporation and By-laws of each of the Acquired Companies and all amendments thereto have been heretofore delivered to Buyer. All corporate actions taken by an Acquired Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.03       Capitalization.

(a)               The authorized capital stock of the Company consists of 200 shares of common stock, no par value per (“Common Stock”), of which 100 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances other than those set forth in Section 3.03 of the Disclosure Schedule. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances other than those imposed by applicable securities laws and resulting from the acts of Buyer.

(b)               All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)               Except for the Subsidiary Shares, the Company does not own any capital stock or other equity interest in any other Person. The Subsidiary does not own any capital stock or other equity interest in any other Person.

(d)               The authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $.001 per share, of which 100 shares are issued and outstanding (the “Subsidiary Shares”). All of the Subsidiary Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company, free and clear of all Encumbrances other than those set forth in Section 3.03 of the Disclosure Schedule.

(e)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Acquired Companies or obligating Seller or the Acquired Companies to issue or sell any shares of capital stock of, or any other interest in, the Acquired Companies other than those set forth in Section 3.03 of the Disclosure Schedule. None of the Acquired Companies have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as disclosed in Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or Subsidiary Shares.

Section 3.04       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or an Acquired Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or an Acquired Company; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or an Acquired Company is a party or by which Seller or an Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of an Acquired Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of an Acquired Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or an Acquired Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05       Unaudited Financial Statements. Attached hereto as Section 3.05 of the Disclosure Schedule are true and complete copies of unaudited consolidated financial statements of the Acquired Companies consisting of the balance sheet of the Acquired Companies as at December 31st in each of the years 2016 and 2017 and the related statements of operations and retained earnings and cash flow for the years then ended (the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved except that the Unaudited Financial Statements do not have any footnotes. The Unaudited Financial Statements are based on the books and records of the Acquired Companies, and fairly present the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated. Each of the Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.06       Undisclosed Liabilities. Neither of the Acquired Companies has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07       Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except as set forth on Section 3.07 of the Disclosure Schedules there has not been, with respect to either of the Acquired Companies, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of an Acquired Company;

(c)               split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                material change in any method of accounting or accounting practice, except as required by GAAP;

(g)               material change in cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, except for inventory sold in the ordinary course of business, or cancellation or compromise of any debts or claims;

(k)               transfer or assignment of or grant of any license or sublicense under or with respect to any Acquired Company Intellectual Property or Acquired Company IP Agreements;

(l)                abandonment or lapse of or failure to maintain in full force and effect any Acquired Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Acquired Company Intellectual Property;

(m)              material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)               any capital investment in, or any loan to, any other Person;

(o)               acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which an Acquired Company is a party or by which it is bound;

(p)               any material capital expenditures;

(q)               imposition of any Encumbrance upon any of an Acquired Company properties, capital stock or assets, tangible or intangible;

(r)                (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate annual costs and expenses exceed $2,500, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)               hiring or promoting any person as or to (as the case may be) a position of manager or higher level;

(t)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)               entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)             adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $2,500, individually (in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)               action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08       Material Contracts.

(a)               Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Acquired Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.09(b) of the Disclosure Schedules, being “Material Contracts”):

(i)              each Contract of an Acquired Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Acquired Company without penalty or without more than 60 calendar days’ notice;

(ii)              all Contracts that require an Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification by an Acquired Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which an Acquired Company is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which an Acquired Company is a party and which are not cancellable without material penalty or without more than 60 calendar days’ notice;

(vii)          except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of an Acquired Company;

(viii)       all Contracts with any Governmental Authority to which an Acquired Company is a party, including any closing agreement with a Tax authority (each a “Government Contract”);

(ix)         all Contracts that limit or purport to limit the ability of an Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          any Contracts to which an Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by the Acquired Company;

(xi)         all Contracts between or among an Acquired Company on the one hand and Seller or any Affiliate of Seller (other than the Acquired Company) on the other hand;

(xii)        all collective bargaining agreements or Contracts with any Union to which an Acquired Company is a party; and

(xiii)       any other Contract that is material to an Acquired Company and not previously disclosed pursuant to this Section 3.08.

(b)               Each Material Contract is valid and binding on the Acquired Company party thereto in accordance with its terms and is in full force and effect. None of the Acquired Company party thereto or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09       Title to Assets; Real Property.

(a)               The Acquired Companies do not own any Real Property. The Company has an oral month-to-month sublease to use all Real Property and the Acquired Companies have good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All such Real Property leasehold interests and personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances and those items set forth in Section 3.09(a) of the Disclosure Schedules.

(b)               Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property leased or subleased by an Acquired Company; (ii) the landlord under the lease or sublease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased or subleased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Neither Acquired Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of an Acquired Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

Section 3.10       Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Acquired Companies, together with all other properties and assets of the Acquired Companies, are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Acquired Companies as currently conducted.

Section 3.11       Intellectual Property.

(a)               Section 3.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all Acquired Company IP Registrations. The Acquired Companies own or have the valid and enforceable right to use all Acquired Company Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in Section 3.11(a) of the Disclosure Schedules. All of the Acquired Company Intellectual Property is valid and enforceable, and all Acquired Company IP Registrations are subsisting and in full force and effect. The Companies have taken all reasonable and necessary steps to maintain and enforce the Acquired Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Acquired Company Intellectual Property.

(b)               Except for off-the-shelf computer software used in the Acquired Companies’ ordinary course of business, the Acquired Companies do not use Intellectual Property that is owned by or is licensed from any third party.

(c)               The conduct of each Acquired Company’s business as currently and formerly conducted, and the products, processes and services of each Acquired Company, have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Acquired Company Intellectual Property.

(d)               There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by an Acquired Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Acquired Company Intellectual Property; or (iii) by an Acquired Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Acquired Company Intellectual Property. Neither Seller nor an Acquired Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Acquired Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Acquired Company Intellectual Property.

(e)               The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Acquired Companies (“Acquired Company Systems”) are reasonably sufficient for the immediate and anticipated needs of the Acquired Companies’ businesses. To the Knowledge of Seller, in the past 18 months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Acquired Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Acquired Company Systems or the conduct of the Acquired Companies’ business; (ii) material loss, destruction, damage, or harm of or to an Acquired Company or its operations, personnel, property, or other assets; or (iii) material liability of any kind to an Acquired Company. The Acquired Companies have taken reasonable actions, consistent those taken with companies in the applicable industry similar in size to the Acquired Companies, to protect the integrity and security of the Acquired Company Systems and the data and other information stored or processed thereon. The Acquired Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) act in material compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

Section 3.12       Inventory. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by an Acquired Company free and clear of all Encumbrances except for Permitted Encumbrances and those set forth in Section 3.03 of the Disclosure Schedule, and inventory held on a consignment basis is not included in the Balance Sheet. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of an Acquired Company.

Section 3.13       Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of an Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts, or provision of replacement goods accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Acquired Companies, are collectible in full within 90 calendar days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Acquired Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14       Customers and Suppliers.

(a)               Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Acquired Companies for goods or services rendered in an amount greater than or equal to $200,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither Acquired Company has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Acquired Company.

(b)               Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom an Acquired Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither Acquired Company has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Acquired Company or to otherwise terminate or materially reduce its relationship with the Acquired Company.

Section 3.15       Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Acquired Companies) and relating to the assets, business, operations, employees, officers and directors of the Acquired Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement, provided that the Acquired Companies and their assets will no longer be covered by such policies. Neither the Seller nor any of its Affiliates (including the Acquired Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Companies. All such Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. Except as set forth on Section 3.15 of the Disclosure Schedules, there are no claims related to the businesses of Acquired Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Acquired Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies and are sufficient for compliance with all applicable Laws and Contracts to which an Acquired Company is a party or by which it is bound. Seller has made available to Buyer prior to the date hereof a listing of all pending claims under the Insurance Policies (to the extent relating to the Acquired Companies) as of the date of this Agreement.

Section 3.16       Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Section 3.16 of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by an Acquired Company (or by or against Seller or any Affiliate thereof and relating to an Acquired Company); (ii) against any current or former director or employee of an Acquired Company with respect to which an Acquired Company has, or is reasonably likely to have, an indemnification obligation; or (iii) against or by an Acquired Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting an Acquired Company or any of its properties or assets.

Section 3.17       Compliance With Laws; Permits.

(a)               Each Acquired Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, other than for such instances where the cure would not require a material change or substantially interfere with the operations of the Acquired Company.

(b)               To the Knowledge of Seller, all Permits required for each Acquired Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to an Acquired Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18       Environmental Matters.

(a)               Each Acquired Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               Each Acquired Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Acquired Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Acquired Company through the Closing Date in accordance with Environmental Law, and neither Seller nor either Acquired Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of an Acquired Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither an Acquired Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)               No real property currently or formerly owned, operated or leased by an Acquired Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)               There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of an Acquired Company or any real property currently or formerly owned, operated or leased by an Acquired Company, and neither an Acquired Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of an Acquired Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or an Acquired Company.

(e)               Section 3.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by an Acquired Company.

(f)                Section 3.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by an Acquired Company or Seller and any predecessors as to which an Acquired Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor an Acquired Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by an Acquired Company.

(g)               Neither Acquired Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)               Seller has provided or otherwise made available to Buyer and listed in Section 3.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of an Acquired Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                 Neither the Seller nor an Acquired Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of an Acquired Company as currently carried out.

(j)                 Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.18(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Seller nor an Acquired Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.19       Employee Benefit Matters.

(a)               Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by an Acquired Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of an Acquired Company or any spouse or dependent of such individual, or under which an Acquired Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Seller has separately identified in Section 3.19(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by an Acquired Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)               With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)               Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject an Acquired Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of an Acquired Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of an Acquired Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)               Neither an Acquired Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWAs).

(e)               With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waiver has occurred with respect to any such plan.

(f)                Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, an Acquired Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Acquired Companies have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)               Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither an Acquired Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)               There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                 There has been no amendment to, announcement by Seller, an Acquired Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable, of an Acquired Company. None of Seller, an Acquired Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement relating to an Acquired Company.

(j)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. An Acquired Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)               Each individual who is classified by an Acquired Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                 Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of an Acquired Company to severance pay or any other payment (including payments resulting from a change in control of an Acquired Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of an Acquired Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.20       Employment Matters.

(a)               Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of an Acquired Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of an Acquired Company for services performed have been paid in full or will be paid prior to the Closing Date (or will be accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of an Acquired Company with respect to any compensation, commissions, bonuses or fees not disclosed in Section 3.20 of the Disclosure Schedule.

(b)               Each Acquired Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of an Acquired Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting an Acquired Company or any of its employees. Neither Acquired Company has a duty to bargain with any Union.

(c)               Each Acquired Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by an Acquired Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of an Acquired Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Each Acquired Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.20(c), there are no Actions against an Acquired Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of an Acquired Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)               Each Acquired Company has complied with the WARN Act, and neither Acquired Company has any plans to undertake any action in the future that would trigger the application of the WARN Act.

(e)               With respect to each Government Contract, each Acquired Company is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Each Acquired Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Each Acquired Company is not, and has not been for the past five years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Neither Acquired Company has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.21       Taxes.

(a)               All Tax Returns required to be filed by, or with respect to, an Acquired Company on or before the Closing Date have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by an Acquired Company (whether or not shown on any Tax Return) have been, or will be, timely paid by the due date thereof.

(b)               Each Acquired Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No claim has been made by any taxing authority in any jurisdiction where an Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of an Acquired Company.

(e)               The amount of an Acquired Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Unaudited Financial Statements. The amount of an Acquired Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Unaudited Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of an Acquired Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                Section 3.21(f) of the Disclosure Schedules sets forth:

(i)               the taxable years of an Acquired Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)              those years for which examinations by the taxing authorities have been completed; and

(iii)             those taxable years for which examinations by taxing authorities are presently being conducted.

(g)               All deficiencies asserted, or assessments made, against an Acquired Company as a result of any examinations by any taxing authority have been fully paid.

(h)               Neither Acquired Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)                 Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, an Acquired Company for all Tax periods ending after December 31, 2014.

(j)                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of an Acquired Company.

(k)               Neither Acquired Company is a party to, nor bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)                No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to an Acquired Company.

(m)             Neither Acquired Company has any Liability for Taxes of any Person (other than the Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)             Neither Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)              any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)             an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid amount received on or before the Closing Date;

(iv)            any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)             any election under Section 108(i) of the Code.

(o)               Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Acquired Company is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)               Neither Acquired Company is, or has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)               Neither Acquired Company is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)                There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of an Acquired Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)                Section 3.21(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which an Acquired Company is subject to Tax, is engaged in business or has a permanent establishment. Neither Acquired Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)                 No property owned by an Acquired Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u)               Seller is eligible to make an election pursuant to Section 338(h)(10) of the Code with respect to the sale of the Acquired Companies.

Section 3.22       Intercompany Arrangements. Except for any Contracts to provide the products or services that are to be provided in accordance with an Ancillary Agreement, there are no Contracts for products or services between or among an Acquired Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand, pursuant to which an Acquired Company receives or obtains any product or service.

Section 3.23       Books and Records. The minute books and stock record books of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Acquired Companies, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.25       Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03       Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04       Brokers. Except for Canaccord Genuity Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05       Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section 5.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause the Acquired Companies to, (x) conduct the business of the Acquired Companies in the ordinary course of business consistent with past practice; and (y) use reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Acquired Companies. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)               cause each Acquired Company to preserve and maintain all of its Permits;

(b)               cause each Acquired Company to pay its debts, Taxes and other obligations when due, other than those subject to bone fide disputes or protest;

(c)               cause each Acquired Company to maintain the properties and assets owned, operated or used by the Acquired Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and such transfers of cash between Seller and the Acquired Companies as are consistent with past practice;

(d)               cause each Acquired Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)               cause each Acquired Company to defend and protect its properties and assets from infringement or usurpation;

(f)               cause each Acquired Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)               cause each Acquired Company to maintain its books and records in accordance with past practice;

(h)               cause each Acquired Company to comply in all material respects with all applicable Laws; and

(i)                cause each Acquired Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 5.02       Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each Acquired Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Acquired Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Company as Buyer or any of its Representatives may reasonably request, including such data and information as may be required by Buyer’s Accountant to prepare the Closing Financial Statements and to prepare audited financial statements to comply with Rule 3.05 of Regulation S-X under the Securities Act; and (c) instruct the Representatives of Seller and the Acquired Company to cooperate with Buyer in its investigation of the Acquired Companies. Without limiting the foregoing, Seller shall permit Buyer and its Representatives, subject in the case of the Real Property, to the consent of Seller’s lessor, to conduct environmental due diligence of the Acquired Companies and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Acquired Companies and the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Acquired Companies. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03       No Solicitation of Other Bids.

(a)               Seller shall not, and shall not authorize or permit any of its Affiliates (including the Acquired Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Acquired Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving an Acquired Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of an Acquired Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of an Acquired Company’s properties or assets.

(b)               In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)               Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04       Notice of Certain Events.

(a)               From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)               any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied;

(ii)              any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)            any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or an Acquired Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05       Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Acquired Companies.

Section 5.06       Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning an Acquired Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that, at Buyer’s expense, Seller shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07       Non-Competition; Non-Solicitation.

(a)               For a period of five years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between an Acquired Company and customers or suppliers of an Acquired Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent or more of any class of securities of such Person. Buyer acknowledges that Seller and its Affiliates engage in business with Northrop Grumman Corporation, Sikorsky Aircraft Corporation and GKN Aerospace and that contracts between such Persons and Seller and/or its Affiliates may provide for ancillary work which may be characterized as Restricted Business. Buyer agrees that so long as such work is not performed by Seller or its Affiliates (i.e., is contracted to Persons other than Seller or its Affiliates), such activity shall not be a breach of Section 5.07(a)(i).

(b)               During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of an Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by an Acquired Company or Buyer or (ii) after 180 calendar days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)               During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of an Acquired Company or potential clients or customers of an Acquired Company for purposes of diverting their business or services from an Acquired Company.

(d)               Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)               Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08       Governmental Approvals and Consents.

(a)               Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained (without the obligation to pay any money to obtain or cause to be obtained), all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               Seller shall use reasonable best efforts to give all notices to, and obtain (without the obligation to pay any money to obtain or cause to be obtained) all consents from, all third parties under all Contracts of the Acquired Companies which require such notice or consent. Buyer shall cooperate with and use commercially reasonable efforts to assist Seller with obtaining such consents prior to April 30, 2018.

(c)               Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use reasonable best efforts (without the obligation to pay any money) to:

(i)               respond to any inquiries by any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)              avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)               If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which an Acquired Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Acquired Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Acquired Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Acquired Company shall assume all obligations and burdens thereunder.

(e)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or an Acquired Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)                Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, an Acquired Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09       Closing Financial Statements. Buyer will cause Buyer’s Accountants to prepare and deliver to Buyer (with a copy to Seller) consolidated financial statements of the Acquired Companies consisting of the balance sheet of the Acquired Companies as at December 31, 2017 and the related statements of income and cash flow for the year then ended (the “Closing Financial Statements”). Seller and Buyer shall share equally the cost and expense of Buyer’s Accountants in connection with the preparation of the Closing Financial Statements. Seller’s portion of such fees and expenses (“Seller’s Fees”) will be paid by Seller at Closing.

Section 5.10       Inventory Adjustment. In connection with its preparation of the Closing Financial Statements, Buyer’s Accountant will conduct a physical inventory observation of and will perform an analysis of inventory pricing on the Acquired Companies’ raw materials, work-in-process and finished goods inventory (the “Inventory Analysis”). If and to the extent that the Inventory Analysis indicates that inventory pricing is not fairly stated in accordance with the principles of GAAP chosen to be applied by Buyer’s Accountant, Buyer’s Accountant will provide to Buyer (and copy Seller) with a proposed aggregate adjustment to inventory pricing (the “Pricing Adjustment”) which would fairly state inventory pricing in accordance with GAAP using the principles selected by Buyer’s Accountant (ex., to account for and reflect overvalued, unusable, unsalable, obsolete, damaged, defective or slow-moving items). At Buyers request, Seller will cause the Acquired Companies to reduce inventory pricing on the Acquired Company’s financial records in an amount equal to the Pricing Adjustment prior to Buyer’s Accountant’s delivery of the Closing Financial Statements so that such reduction is reflected in the Closing Financial Statements. The amount of such inventory pricing reduction is referred to as the “Inventory Adjustment Amount.”

Section 5.11       Intercompany Accounts. At or prior to the Closing, all intercompany accounts, between Seller or its Affiliates (other than the Acquired Companies), on the one hand, and an Acquired Company, on the other hand, shall be settled or otherwise eliminated, and as of and following the Closing, the Acquired Companies shall not have any further Liability with respect to such intercompany accounts; provided, that no such intercompany account shall be settled or otherwise eliminated, if doing so would create or give rise to any Liability (other than a Liability for Taxes) to an Acquired Company as of or following the Closing, unless such Liability is fully reflected as a payable in calculating Closing Working Capital or as Indebtedness and, following the timely payment thereof, no Acquired Company will have any further Liability with respect to thereto. For the avoidance of doubt, intercompany accounts between the Acquired Companies shall not be affected by this provision.

Section 5.12       Termination of Intercompany Arrangements. Effective at the Closing, other than any intercompany accounts governed by Section 5.11, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by Seller or its Affiliates, on the one hand, and a Acquired Company on the other hand, shall be terminated without any party having any continuing obligations or Liabilities to the other (and in a manner that does not result in any Liability (other than a Liability for Taxes) to an Acquired Company as of or following the Closing, unless such Liability, (a) is owed solely by one Acquired Company the other Acquired Company or (b) is fully reflected as a payable in calculating Closing Working Capital or as Indebtedness and, following the timely payment of such payable, no Acquired Company will have any further Liability with respect thereto), except for this Agreement and the Ancillary Agreements.

Section 5.13       Termination of Indebtedness; Liens; Judgments. As of or prior to the Closing, Seller shall, or shall cause the Acquired Companies to (a) fully discharge all of the Acquired Companies’ Indebtedness and to obtain the release of all liens in favor of the holders thereof, (b) use commercially reasonable efforts to deliver to Buyer payoff letters evidencing the discharge of such Indebtedness and release of such liens, as applicable and (c) cause the discharge or termination of all recorded liens, judgments and Uniform Commercial Code financing statements with respect to the Acquired Companies, Decimal Industries Inc., Miller Stuart Inc. and Woodbine Products, Inc. which have not lapsed.

Section 5.14       Payments. Seller shall promptly pay or deliver to the appropriate Acquired Company any monies or checks that have been sent to Seller or its Affiliates after the Closing Date to the extent they are due to an Acquired Company, including by customers, suppliers or other contracting parties of an Acquired Company for goods or services provided by an Acquired Company.

Section 5.15       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i)                retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii)              upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Acquired Companies after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i)               retain the books and records (including personnel files) of Seller which relate to the Acquired Companies and their operations for periods prior to the Closing; and

(ii)             upon reasonable notice, afford the Representatives of Buyer or an Acquired Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)               Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.11 where such access would violate any Law.

Section 5.16       Financing. Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, and shall use their commercially reasonable efforts to cause their Representatives (including auditors) to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Buyer to assist Buyer in the arrangement of financing in connection with the transactions contemplated by this Agreement.

Section 5.17       Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Acquired Companies to, use reasonable best efforts (without the obligation to pay any money) to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.18       Public Announcements. Unless otherwise required by applicable Law or securities exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties shall cooperate as to the timing and contents of any such announcement including providing as much written notice and opportunity to review and comment to the other party as is practical under the circumstances.

Section 5.19       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01       Tax Covenants.

(a)               Without the prior written consent of Buyer, Seller (and, prior to the Closing, each Acquired Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, an Acquired Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or an Acquired Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action prior to the Closing Date of Seller, an Acquired Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Acquired Companies) against any such Tax or reduction of any Tax asset.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)               Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by an Acquired Company or Seller and/or its Affiliates with respect to an Acquired Company after the Closing Date relating to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 45 calendar days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten calendar days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Seller and Buyer are unable to reach such agreement within ten calendar days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 calendar days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. The preparation and filing of any Tax Return of an Acquired Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02       Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon an Acquired Company shall be terminated as of the Closing Date. After such date none of the Acquired Companies, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03       Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify each of the Acquired Companies, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of an Acquired Company or relating to the business of an Acquired Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor of an Acquired Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on an Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of an Acquired Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or an Acquired Company.

Section 6.04       Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)               in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 6.05       Section 338(h)(10) Election.

(a)               At Buyer’s option, exercised at any time on or prior to September 30, 2018, Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Seller shall indemnify Buyer and the Acquired Companies against any adverse consequences arising out of any failure to pay any such Taxes.

(b)               If a Section 338(h)(10) Election is made, Seller and Buyer shall (and shall cause their relevant Affiliates to) cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Total Purchase Price Allocation Schedule and, if any, the Allocation. Seller and Buyer shall (or shall cause their relevant Affiliates to) timely file such Section 338(h)(10) Forms with the applicable taxing authorities. Each of Seller and Buyer agrees that it shall not, and shall not permit any of its Affiliates to, revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of Buyer and Seller, respectively.

(c)               [Intentionally omitted]

(d)               Total Purchase Price Allocation.

(i)               If a Section 338(h)(10) Election is made, for Tax purposes, Seller and Buyer agree to (and agree to cause their respective Affiliates to) allocate the Total Purchase Price and any other amounts treated as consideration for such Tax purposes among the assets and shares deemed sold for U.S. federal income tax purposes in accordance with Section 6.05(d) of the Disclosure Schedule (such schedule, the “Total Purchase Price Allocation Schedule”).

(ii)              If a Section 338(h)(10) Election is made, no later than 60 calendar days after the Total Purchase Price is finally determined hereunder (i.e., following adjustments made pursuant to Section 2.04 and payment of any Contingent Payment or expiration of the period during which an event could occur that would give rise to a Contingent Payment), Buyer shall deliver to Seller a proposed allocation of the Total Purchase Price and other relevant amounts as of the Closing Date, which allocation shall incorporate, reflect and be consistent with the Total Purchase Price Allocation Schedule, and be determined in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Buyer’s Draft Allocation”). If Seller disagrees with Buyer’s Draft Allocation, Seller may, within 30 calendar days after delivery of Buyer’s Draft Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation of the Total Purchase Price (and other relevant amounts). If the Seller’s Allocation Notice is duly delivered, Seller and Buyer shall, during the 20 calendar days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the allocation of the Total Purchase Price (and other relevant amounts). If Seller and Buyer are unable to reach such agreement, each of Seller and Buyer may separately determine the allocation of the Total Purchase Price (and other relevant amounts); provided, that any such allocation shall incorporate, reflect and be consistent with the Total Purchase Price Allocation Schedule. The allocation of the Total Purchase Price (and other relevant amounts) as prepared by Buyer if no Seller’s Allocation Notice has been timely delivered, as adjusted pursuant to any agreement reached by Seller and Buyer, if any (the “Allocation”), shall be conclusive and binding on all parties. The Allocation, if any, shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustment (if any) to the Total Purchase Price pursuant to Section 2.04, ARTICLE VI and ARTICLE VIII. Any such adjustment shall be allocated, consistent with this Section 6.05(d), to the asset, assets, or shares (if any) to which such adjustment is attributable.

(iii)            If a Section 338(h)(10) Election is made, Seller and Buyer shall (and shall cause their Affiliates to) (A) prepare and file all Tax Returns (including the Section 338(h)(10) Forms), in a manner consistent with the Section 338(h)(10) Election, the Total Purchase Price Allocation Schedule and, if any, the Allocation and (B) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

Section 6.06       Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by an Acquired Company or Buyer which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Seller’s ability to defend such claim is compromised by such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.07       Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of an Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of an Acquired Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of an Acquired Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08       Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Total Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09       Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Indemnification Escrow Fund and to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, by Seller within 15 Business Days by wire transfer of immediately available funds. Should a party not make full payment of any obligation arising under this Article VI within 15 Business Days of a demand therefore, any amount payable shall accrue interest at a rate per annum equal to five percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of calendar days elapsed, without compounding.

Section 6.10       Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 calendar days and shall not be subject to any limitation set forth in Section 8.04; provided, however, that obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which a Person to be indemnified shall have, before expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim) to the indemnifying person.

Section 6.11       Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the Seller Fundamental Representations and the representations and warranties in Section 3.05, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties in the Seller Fundamental Representations and the representations and warranties in Section 3.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)               No Action shall have been commenced against Buyer, Seller or an Acquired Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)               From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                Buyer shall have obtained sufficient cash proceeds from financing transactions to enable Buyer to pay the Total Purchase Price and consummate the transactions contemplated by this Agreement.

(g)               Buyer shall have received the Closing Financial Statements from Buyer’s Accountants in accordance with Section 5.09.

(h)               The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(i)                 Buyer shall have received resignations of the directors and officers of the Acquired Companies pursuant to Section 5.05.

(j)                 At least three Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(k)               Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(l)                 Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Acquired Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Acquired Company is organized.

(m)             Seller shall have delivered to Buyer pay-off letters relating to all Indebtedness of the Acquired Companies, in form and substance reasonably acceptable to Buyer.

(n)               Seller and the Company shall have signed the Sublease.

(o)               Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(p)               Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(q)               Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(r)                Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(s)                Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(t)                 Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)               No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)               Buyer shall have delivered to Seller cash in an amount equal to the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(f)                Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Total Escrow Amount.

(g)               Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owing from Seller to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(h)               Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Acquired Companies to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(i)                 Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(j)                 Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)               Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l)                 Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 (Taxes) which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that (a) the representations and warranties in the Seller Fundamental Representations, Section 4.01 (Organization and Authority of Buyer) and Section 4.04 (Brokers) shall survive indefinitely, (b) the representations and warranties in Section 3.18 (Environmental Matters), Section 3.19 (Employee Benefit Matters) and Section 3.20 (Employment Matters) shall survive until 60 calendar days after the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) related to the matter(s) underlying such representations and warranties, (c) claims with respect to the matters set forth in Section 8.02(d) of the Disclosure Schedule shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02       Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach, or any third party allegation that if true would constitute a breach or inaccuracy of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c)               any Transaction Expenses or Indebtedness of an Acquired Company outstanding as of the Closing to the extent not deducted from the Initial Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i); and

(d)               the matters set forth on Section 8.02(d) of the Disclosure Schedule, with the limitations set forth therein.

Section 8.03       Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach, or any third party allegation that if true would constitute a breach or inaccuracy of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $150,000 (the “Basket Amount”), in which event Seller shall be required to pay or be liable for all such Losses in excess of $75,000. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $2,000,000.

(b)               Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket Amount, in which event Buyer shall be required to pay or be liable for all such Losses in excess of $75,000. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed $2,000,000.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Seller Fundamental Representations, provided that, the aggregate amount of all such Losses for which Seller shall be liable shall not exceed the Total Purchase Price.

(d)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of an inaccuracy in or breach of a representation or warranty in Section 4.01 and Section 4.04, provided that, the aggregate amount of all such Losses for which Buyer shall be liable shall not exceed the Total Purchase Price.

(e)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of a representation and warranty in Section 3.16 or Section 3.18 or with respect to indemnification provided for in Section 8.02(c) or Section 8.02(d).

(f)                For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty and the calculation of any Losses resulting therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05       Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of an Acquired Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, Seller hereby assumes the defense of the Actions set forth on Section 8.02(d) of the Disclosure Schedule and any Action arising out of item six (6) on such Schedule (with limitations set forth therein), and will directly pay any and all costs, expenses and other Losses with respect thereto.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b)). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 20 calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to an Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 20 calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, it shall, within such 20 calendar day period, notify the Indemnified Party in writing of its rejection, specifying with particularity the factual or legal basis therefor. If a notice of rejection shall be duly delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith and use their reasonable best efforts to resolve the claim. If the Indemnified Party and the Indemnifying Party are unable to reach such agreement within ten calendar days after receipt by Indemnified Party of the rejection notice, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to provisions of this Agreement.

(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of An Acquired Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06       Payments; Indemnification Escrow Fund.

(a)               Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to ARTICLE VI or this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten Business Days of such agreement or final, non-appealable adjudication, as provided for by Section 8.06(b) or by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of calendar days elapsed, without compounding.

(b)               Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Indemnification Escrow Fund and to the extent such amounts exceed the amount available to Buyer in the Escrow Fund, from Seller in accordance with Section 8.06(a).

(c)               In any Action relating to a dispute of a claim made for indemnification pursuant to ARTICLE IV or this ARTICLE VIII (including claims by Buyer for payment from the Indemnification Escrow Fund in accordance with the Escrow Agreement), the prevailing party shall be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred in connection with such Action from the other party.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Total Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09       Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Buyer;

(b)               by Buyer by written notice to Seller if:

(i)                Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten calendar days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 19, 2018 unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by Seller by written notice to Buyer if:

(i)                Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten calendar days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 19, 2018, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Buyer or Seller if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02       Effect of Termination. If this Agreement is terminated in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b)              that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:

Air Industries Group

360 Motor Pkwy # 100

Hauppauge, New York 11788

Facsimile: (631) 206-9206

E-mail: lou.melluzzo@airindustriesgroup.com

Attention: Luciano Melluzzo

with a copy to:

Mandelbaum Salsburg

1270 6th Avenue, 18th Floor

New York, New York 10020

Facsimile: (973) 325-7467

E-mail: vmcgill@lawfirm.ms

Attention: Vincent J. McGill, Esq.

If to Buyer:

CPI Aerostructures, Inc.

91 Heartland Blvd,

Edgewood, New York 11717

Facsimile: (631) 586-5840

E-mail: dmccrosson@cpiaero.com

Attention: Douglas McCrosson

with a copy to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Facsimile: (212) 818-8881

E-mail: dmiller@graubard.com and plucido@graubard.com

Attention: David Alan Miller, Esq. and Paul Lucido, Esq.

Section 10.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Name: Michael Recca
Title: Chief Financial Officer

CPI AEROSTRUCTURES, INC.

By:	/s/ Douglas McCrosson
Name: Douglas McCrosson
Title: Chief Executive Officer